Exhibit 99


                     Snap-on Increases Quarterly Dividend 8%

    KENOSHA, Wis.--(BUSINESS WIRE)--Feb. 1, 2006--The Snap-on Incorporated (NYSE:SNA) board of directors declared today a quarterly common stock dividend of $0.27 per share payable March 10, 2006 to shareholders of record on February 17, 2006. This represents an increase of 8.0% over Snap-on's previous quarterly dividend of $0.25 per share. Snap-on has paid consecutive quarterly cash dividends, without interruption or reduction, since 1939.
    "This increase in Snap-on's quarterly dividend underscores our commitment to create superior long-term value for our shareholders and reflects both the operating progress being made as well as our confidence in Snap-on's future," said Jack D. Michaels, Snap-on chairman, president and chief executive officer. "By building on the improvement initiatives already underway and executing on our business plans and priorities, we are well-positioned to drive continued strong cash flow and improved profitability over the long term."

    Snap-on Incorporated is a leading global innovator, manufacturer and marketer of tool, diagnostic and equipment solutions for professional tool users. Product lines include hand and power tools, diagnostics and shop equipment, tool storage, diagnostics software and other solutions for vehicle-service, industrial, government and agricultural customers, and commercial applications, including construction and electrical. Products are sold through its franchised dealer van, company-direct sales and distributor channels, as well as over the Internet. Founded in 1920, Snap-on is a $2.4 billion, S&P 500 company headquartered in Kenosha, Wisconsin.

    For additional information on Snap-on, visit www.snapon.com


    CONTACT: Snap-on Incorporated
             Richard Secor (Media), 262-656-5561
             or
             Bill Pfund (Investor), 262-656-6488